LivePerson Announces Third Quarter 2019 Financial Results

-- Generates record revenue and 17% year-over-year growth in the third quarter --

-- 2nd consecutive quarter of revenue growth acceleration; anticipates trend continuing in Q4 and 2020 --

-- Signs 7, seven-figure deals in Q3, more than double the year-ago period --

-- Launch of email, social, advertising and proactive messaging, extends reach to more conversations --

-- Updates guidance to reflect increased revenue and investments to support heightened demand --

NEW YORK, November 7, 2019 /PRNewswire/ -- LivePerson, Inc. (NASDAQ: LPSN), a leading provider of conversational commerce solutions, today announced financial results for the third quarter ended September 30, 2019.

Third Quarter Highlights
Total revenue was $75.2 million for the third quarter of 2019, an increase of 17% as compared to the same period last year. Within total revenue, business operations revenue for the third quarter of 2019 increased 15% year over year to $68.5 million, and revenue from consumer operations increased 37% year over year to $6.7 million.

LivePerson signed 154 deals in the second quarter, an increase of 47% year over year, fueled in equal parts by the addition of 77 new and 77 existing customer contracts. Trailing-twelve-months average revenue per enterprise and mid-market customer increased 21% in the third quarter to a record $330,000, up from approximately $270,000 in the equivalent prior-year period.

"Our revenue growth is inflecting as leading brands turn to LivePerson and our Conversational Commerce platform to profoundly change the way they deliver care, sales and marketing experiences to consumers," said CEO and founder, Rob LoCascio. "Now, with our product organization at full velocity, we are introducing a host of new solutions that will raise consumer awareness of messaging and expose our platform to millions of conversations we previously couldn't reach. We have also cemented our competitive lead by establishing Maven, in our view, as the definitive AI engine for Conversational Commerce."

"We accelerated revenue growth for the second consecutive quarter, highlighting another period of strong execution," added CFO Chris Greiner. "We continue to track ahead of our growth plan as the investments we are making in go-to-market, delivery and product are powering new customer signings, a host of new solutions, and existing customer upsells. In a dynamic market we are remaining agile in our investment decision making while maintaining strong controls and investment rigor. This discipline, in turn, has increased our confidence and visibility into the Company's 2020 goal of accelerating to at least 20% revenue growth."

Customer Expansion
During the third quarter, the Company signed contracts with the following new customers:

•	One of the five largest airlines in the world

•	One of the five largest cable companies in North America

•	A leading furniture brand with more than 800 retail locations across the Americas

•	A leading telco in Latin America

•	Two European utility companies
The Company also expanded business with:

•	A Global Fortune 100 financial institution

•	One of the world's five largest international technology companies

•	One of Australia's top three telcos

•	A multi-billion dollar data storage provider

•	A FTSE 100 European financial services provider

Net Loss and Adjusted Operating (Loss) Income
From a profit perspective, expenses were higher than planned in the third quarter, as a rapidly evolving and favorable market environment compelled the Company to meet heightened customer demand by investing in three areas.

•
The first area relates to stronger-than-planned interest in the Company's customer events, which resulted in an approximate $2.0 million expense impact. In the third quarter, the Company conducted over 20 programs globally, including three major events. These events have historically generated a strong ROI, and we anticipate a similar payback from the third quarter events, based on the pipeline they have created and the subsequent customer wins and product launches.

•
Next, due to rapid growth in contract activity, strong AI adoption, and a host of new products coming to market, the Company is experiencing increased demand for its delivery expertise, particularly in areas such as conversational design and bot tuning, endpoint deployment, and customizations of APIs and Function as a Service. This expertise is a key differentiator for LivePerson, enabling smoother implementations and a faster customer return on investment, which, in turn, increases platform usage. In the third quarter, the Company spent an incremental $2.0 million to build out these delivery teams.

•
Finally, in 2019, the Company committed to renewed Midmarket and Small Business revenue growth by reinvesting in go-to-market resources. That strategy has proven successful. Now, the Company sees an opportunity to compound that success and drive higher retention rates, by placing customer management and renewals in its own hands, rather than continuing to rely on third parties. As a result, during the third quarter, the Company built up internal teams that ran concurrently with third parties in order to minimize customer disruption during the transition. This overlap of investment, which increased expenses by approximately $2.0 million in the third quarter, is expected to be immaterial by the first quarter of 2020.

Including the impact of these incremental investments, net loss for the third quarter of 2019 was $25.9 million or $0.41 per share, as compared to a net loss of $7.0 million or $0.12 per share in the third quarter of 2018. Adjusted operating loss for the third quarter of 2019 was $10.4 million, as compared to adjusted operating income of $2.3 million in the third quarter of 2018. Adjusted operating (loss) income excludes amortization of purchased intangibles, stock-based compensation, other litigation and consulting costs, restructuring costs, acquisition costs, and other income, net.

Net loss in the third quarter of 2019 included charges of $2.9 million ($0.05 per share), primarily associated with IP litigation, severance and consulting services. The third quarter of 2018 net loss included non-recurring expenses of $2.3 million ($0.04 per share), primarily associated with IP litigation, severance and consulting services.
Adjusted EBITDA
Adjusted EBITDA for the third quarter of 2019 was a loss of $6.3 million or $0.10 per share, as compared to income of $5.8 million or $0.09 per share in the third quarter of 2018. Adjusted EBITDA excludes amortization of purchased intangibles, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, acquisition costs, provision for (benefit from) income taxes, and other income, net.
A reconciliation of the non-GAAP financial measures to GAAP measures has been provided in the financial tables included in this press release. An explanation of the non-GAAP financial measures and how they are calculated is included below under the heading "Non-GAAP Financial Measures."
Cash and Cash Equivalents
The Company's cash balance was $205.2 million at September 30, 2019, as compared to $66.4 million at December 31, 2018. Cash, net of the carrying amount of our convertible debt, was $28.8 million.
Financial Expectations
With strong demand in the third quarter, a robust sales pipeline, a host of new products coming to market, and ramping productivity from new sales hires, the Company anticipates that revenue growth will continue to accelerate in the fourth quarter. The Company is raising 2019 revenue guidance to a range of $289.5 million to $292.5 million, from the previously guided range of $288.5 million to $292.0 million. The new guidance range calls for 2019 revenue growth of 16% to 17%, and anticipates acceleration to 17% to 22% growth in the fourth quarter.

Reflecting the above approximate $6.0 million of investment decisions in the third quarter, and carrying forward the full impact of technical delivery and customer success resources into the fourth quarter, the Company is revising guidance for 2019 adjusted EBITDA to a loss in a range of $14.8 million to $11.8 million from previous guidance for a profit of $0.0 million to $5.0 million. Please see the third quarter 2019 supplemental slide deck posted on the investor relations section of the Company’s web site at http://www.liveperson.com/ir for more information.

The Company's detailed financial expectations are as follows:

Fourth Quarter 2019

Guidance
Revenue (in millions)	$77.0 - $80.0
GAAP net loss per share	$(0.40) - $(0.35)
Adjusted operating loss (in millions)	$(5.1) - $(2.1)
Adjusted EBITDA income (in millions)	$0.0 - $3.0
Fully diluted share count (in millions)	65.8

Full Year 2019

	Updated Guidance	Previous Guidance
Revenue (in millions)	$289.5 - $292.5	$288.5 - $292.0
GAAP net loss per share	$(1.51) - $(1.45)	$(1.15) - $(1.06)
Adjusted operating loss (in millions)	$(31.7) - $(28.7)	$(15.6) - $(10.6)
Adjusted EBITDA income (loss) (in millions)	$(14.8) - $(11.8)	$0.0 - $5.0
Fully diluted share count (in millions)	63.1	63.7

Other Full Year 2019 Assumptions

•	Estimated IP litigation expense of approximately $5.5 million ($0.09 per share) and consulting, severance and restructuring of $5.2 million ($0.08 per share)

•	Amortization of purchased intangibles of approximately $3.0 million

•	Stock-based compensation expense of approximately $39.0 million

•	Depreciation of approximately $17.0 million

•	Interest and other expense of $6.0 million

•	Cash taxes paid of $2.0 million to $4.0 million. A GAAP tax liability of approximately $3.8 million

•	Capital expenditures of approximately $42.0 million

Furthermore, as a percent of revenue for the year, including amortization of purchased intangibles and stock-based compensation, but excluding non-recurring expenses discussed above, we anticipate gross profit to be approximately 73.0%, sales and marketing 53.0%, product development 28.0% and G&A at 16.5%.

Stock-Based Compensation
Included in the accompanying financial results are expenses related to stock-based compensation, as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cost of revenue	$763	$220	$1,911	$604
Sales and marketing	2,050	1,472	5,744	3,731
General and administrative	2,605	1,368	7,995	3,390
Product development	3,650	1,014	9,889	2,613
Total	$9,068	$4,074	$25,539	$10,338

Amortization of Purchased Intangibles
Included in the accompanying financial results are expenses related to the amortization of purchased intangibles, as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cost of revenue	$285	$285	$854	$859
Amortization of purchased intangibles	447	424	1,346	1,272
Total	$732	$709	$2,200	$2,131

Supplemental Third Quarter 2019 Presentation
LivePerson will post a presentation providing supplemental information for the third quarter 2019 on the investor relations section of the Company’s web site at http://www.liveperson.com/ir.

Earnings Teleconference Information
The Company will discuss its third quarter 2019 financial results during a teleconference today, November 7, 2019. To participate via telephone, callers should dial in five to ten minutes prior to the 5:00 p.m. Eastern start time; domestic callers (U.S. and Canada) should dial 877-507-3684, while international callers should dial 928-328-1244, and both should reference the conference ID "2685208."
The conference call will also be simulcast live on the Internet and can be accessed by logging onto the investor relations section of the Company’s web site at http://www.liveperson.com/company/ir.
If you are unable to participate in the live call, the teleconference will be available for replay approximately two hours after the call. To access the replay, please call 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). Please reference the conference ID "2685208." A replay will also be available on the investor relations section of the Company’s web site at http://www.liveperson.com/company/ir.

About LivePerson
LivePerson makes life easier by transforming how people communicate with brands. Our 18,000 customers, including leading brands like HSBC, Orange, GM Financial, and The Home Depot, use our conversational commerce solutions to orchestrate humans and AI, at scale, and create a convenient, deeply personal relationship — a conversational relationship — with their millions of consumers. For more information about LivePerson (NASDAQ: LPSN), please visit www.liveperson.com.

Non-GAAP Financial Measures
Investors are cautioned that the following financial measures used in this press release are defined as “non-GAAP financial measures” by the Securities and Exchange Commission: adjusted EBITDA, or earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs; and adjusted operating income excluding amortization, stock-based compensation, restructuring costs, acquisition costs, deferred tax asset valuation allowance, and other costs.

A reconciliation of non-GAAP financial information to GAAP financial information is not a financial measure under generally accepted accounting principles (GAAP). In addition, non-GAAP financial information should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present non-GAAP financial information because we believe that it is helpful to some investors as one measure of our operations.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements.  Any such forward-looking statements, including but not limited to financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change.  Although these expectations may change, we are under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.  Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: potential fluctuations in our quarterly revenue and operating results; competition in the markets for mobile and online business messaging and digital engagement technology ; our ability to retain existing clients and attract new clients; privacy concerns relating to the Internet that could result in new legislation or negative public perception; risks related to new regulatory or other legal requirements that could materially impact our business; failures or security breaches in our services, those of our third party providers, or in the websites of our customers; potential adverse impact due to foreign currency exchange rate fluctuations; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; our ability to retain key personnel, attract new personnel and to manage staff attrition; supporting our existing and growing customer base could strain our personnel resources and infrastructure; risks relating to governmental export controls and economic sanctions; our ability to effectively operate on mobile devices; risks related to industry-specific regulation and unfavorable industry-specific laws, regulations or interpretive positions; the adverse effect that the global economic downturn may have on our business and results of operations; risks related to the ability to successfully integrate past or potential future acquisitions; additional regulatory requirements, tax liabilities, currency exchange rate fluctuations and other risks as we expand internationally and/or as we expand into direct-to-consumer services; risks related to the regulation or possible misappropriation of personal information belonging to our customers’ Internet users; potential failure to meeting service level commitments to certain customers; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; legal liability and/or negative publicity for the services provided to consumers via our technology platforms; technological or other defects could disrupt or negatively impact our services; errors, failures or “bugs” in our products may be difficult to correct; increased allowances for doubtful accounts as a result of an increasing amount of receivables due from customers with greater credit risk; payment-related risks; delays in our implementation cycles; impairments to goodwill that result in significant charges to earnings; risk associated with the limitations on the effectiveness of our controls; our history of losses; risks associated with the recent volatility in the capital markets; our ability to secure additional financing to execute our business strategy; our ability to license necessary third party software for use in our products and services, and our ability to successfully integrate third party software; our ability to maintain our reputation; risks related to our recognition of revenue from subscriptions; our lengthy sales cycles; risks related to our operations in Israel, and the civil and political unrest in that region; changes in accounting principles generally accepted in the United States; risks associated with any future stock repurchase programs, including whether such programs will enhance long-term stockholder value, and whether such stock repurchases could increase the volatility of the price of our common stock and diminish our cash reserves; natural catastrophic events and interruption to our business by man-made problems; potential limitations on our ability to use net operating losses to offset future taxable income; risks relating to recently-enacted changes to the U.S. tax laws; and risks related to our common stock being traded on more than one securities exchange. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important factors that could cause actual results to differ from those discussed in forward-looking statements.

LivePerson, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$75,175	$64,213	$212,536	$184,114

Costs and expenses:
Cost of revenue	20,120	15,689	56,818	45,679
Sales and marketing	41,774	26,748	114,153	76,271
General and administrative	13,958	11,972	41,889	33,594
Product development	20,577	13,484	58,932	40,955
Restructuring costs	1,425	722	1,909	2,806
Amortization of purchased intangibles	447	424	1,346	1,272
Total costs and expenses	98,301	69,039	275,047	200,577

Loss from operations	(23,126)	(4,826)	(62,511)	(16,463)

Other (expense), net	(1,810)	(213)	(4,011)	(53)

Loss before provision for income taxes	(24,936)	(5,039)	(66,522)	(16,516)

Provision for income taxes	936	2,004	2,227	2,051

Net loss	$(25,872)	$(7,043)	$(68,749)	$(18,567)

Net loss per share of common stock:
Basic	$(0.41)	$(0.12)	$(1.10)	$(0.32)
Diluted	$(0.41)	$(0.12)	$(1.10)	$(0.32)

Weighted-average shares used to compute net loss per share:
Basic	63,014,802	60,014,246	62,268,439	58,667,289
Diluted	63,014,802	60,014,246	62,268,439	58,667,289

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
Reconciliation of Adjusted EBITDA (1):
GAAP net loss	$(25,872)		$(7,043)		$(68,749)		$(18,567)
Add/(less):
Amortization of purchased intangibles	732		709		2,200		2,131
Stock-based compensation	9,068		4,074		25,539		10,338
Depreciation	4,157		3,557		11,805		10,343
Other litigation and consulting costs	1,464	(2)	1,608	(2)	6,256	(4)	4,646	(4)
Restructuring costs	1,425	(3)	722	(3)	1,909	(5)	2,806	(5)
Provision for income taxes	936		2,004		2,227		2,051
Other expense, net	1,810		213		4,011		53
Adjusted EBITDA (1)	$(6,280)		$5,844		$(14,802)		$13,801
Diluted adjusted EBITDA per common share	$(0.10)		$0.09		$(0.24)		$0.23

Weighted average shares used in diluted adjusted EBITDA per common share	63,014,802		62,506,097		62,268,439		60,888,310

Reconciliation of Adjusted Operating (Loss) Income:
Loss before provision for income taxes:	$(24,936)		$(5,039)		$(66,522)		$(16,516)
Add/(less):
Amortization of purchased intangibles	732		709		2,200		2,131
Stock-based compensation	9,068		4,074		25,539		10,338
Other litigation and consulting costs	1,464	(2)	1,608	(2)	6,256	(4)	4,646	(4)
Restructuring costs	1,425	(3)	722	(3)	1,909	(5)	2,806	(5)
Other expense, net	1,810		213		4,011		53
Adjusted operating (loss) income	$(10,437)		$2,287		$(26,607)		$3,458

(1) Earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, net, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs.

(2) Includes litigation costs of $1.1 million, consulting costs of $0.7 million offset by a fair value earn-out adjustment of $0.3 million for the three months ended September 30, 2019 and litigation costs of $1.1 million, consulting costs of $0.5 million for the three months ended September 30, 2018.

(3) Includes severance costs and other compensation related costs of $1.4 million for the three months ended September 30, 2019 and $0.7 million for the three months ended September 30, 2018.
(4) Includes litigation costs of $3.3 million, consulting costs of $2.7 million and fair value earn-out adjustment of $0.3 million for the nine months ended September 30, 2019 and litigation costs of $3.2 million, consulting costs of $0.9 million, executive recruitment costs of $0.3 million, and executive relocation costs of $0.2 million for the nine months ended September 30, 2018.

(5) Includes severance costs and other compensation related costs of $1.9 million for the nine months ended September 30, 2019 and $2.8 million for the nine months ended September 30, 2018.

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP - (continued)
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of Net Cash Used In Operating Activities:
Adjusted EBITDA (1)	$(6,280)	$5,844	$(14,802)	$13,801
Add/(less):
Changes in operating assets and liabilities	(5,668)	(9,209)	(26,726)	(20,106)
Accretion of debt discount	2,288	—	5,278	—
Provision for doubtful accounts	632	464	1,570	1,326
Provision for income taxes	(936)	(2,004)	(2,227)	(2,051)
Deferred income taxes	84	138	198	179
Amortization of tenant allowance	(129)	(121)	(387)	(204)
Debt issuance costs	287	—	663	—
Other expense, net	(1,810)	(213)	(4,011)	(53)
Net cash used in operating activities	$(11,532)	$(5,101)	$(40,444)	$(7,108)

(1) Earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, net, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs.

LivePerson, Inc.
Reconciliation of Projected Non-GAAP Financial Information to GAAP
(In Thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2019	December 31, 2019
Reconciliation of Projected Adjusted EBITDA: (1)
GAAP net loss	$(25,500) - $(22,300)	$(94,300) - $(91,100)
Add/(less):
Amortization of purchased intangibles	700	3,000
Stock-based compensation	13,600	39,000
Depreciation	5,100	17,000
Other costs	2,500	10,700
Other expense, net	2,000	6,000
Provision for income taxes	1,700 - 1,500	3,800 - 3,600
Adjusted EBITDA (loss)	$0 - $3,000	$(14,800) - $(11,800)

Reconciliation of Projected Adjusted Operating Loss: (1)
Loss before provision for income taxes	$(23,900) - $(20,900)	$(90,400) - $(87,400)
Add/(less):
Amortization of purchased intangibles	700	3,000
Stock-based compensation	13,600	39,000
Other costs	2,500	10,700
Other expense, net	2,000	6,000
Adjusted operating (loss)	$(5,100) - $(2,100)	$(31,700) - $(28,700)

(1) Certain items may not total due to rounding.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$205,153	$66,449
Accounts receivable, net	53,787	46,023
Prepaid expenses and other current assets	41,806	22,613
Total current assets	300,746	135,085

Operating lease right of use asset	14,521	—
Property and equipment, net	66,859	43,735
Intangibles, net	12,303	13,832
Goodwill	94,928	95,031
Deferred tax assets	717	713
Other assets	1,855	1,707
Total assets	$491,929	$290,103

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,152	$8,174
Accrued expenses and other current liabilities	50,290	50,662
Deferred revenue	72,115	55,015
Operating lease liability	6,015	—
Total current liabilities	137,572	113,851

Deferred revenue	1,064	222
Convertible senior note, net	176,392	—
Other liabilities	217	4,205
Operating lease liability, net of current portion	12,323	—
Deferred tax liability	1,299	1,096
Total liabilities	328,867	119,374

Commitments and contingencies
Total stockholders' equity	163,062	170,729
Total liabilities and stockholders' equity	$491,929	$290,103

Investor contact:
Matthew Kempler
212-609-4214
mkempler@liveperson.com